Exhibit 99.1

PACCAR Announces Executive Promotion

September 15, 2010, Bellevue, Washington – The PACCAR Board of Directors elected Ron Armstrong to the position of president, effective January 1, 2011. Ron has 17 years with PACCAR and his most recent responsibility was as executive vice president. Ron joined the company in 1993 and has had senior management roles with Peterbilt, PACCAR Financial Services and DAF Trucks. Ron was also PACCAR’s vice president and controller.

Jim Cardillo will be retiring as PACCAR president in December 2010. Jim has made a wonderful contribution to PACCAR’s success for over 20 years.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium-, and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines, provides financial services and information technology, and distributes truck parts related to its principal business.

PACCAR shares are traded on the NASDAQ Global Select Market, symbol PCAR. Its homepage is www.paccar.com.